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The following amendment to the 1998 Non-Employee Director Stock Option Plan
("Plan") for Boss Holdings, Inc. (f/k/a Vista 2000, Inc.) ("Company") was adopted and approved at the annual meeting of shareholders of the Company on May 23, 2000:

    The first sentence of Section 3 of the Plan (Total Aggregate Shares) was amended to read in its entirety as follows:

         "Subject to adjustments provided in Section 14 hereof, a total of 140,000 Shares shall be subject to the Plan."

Acknowledged by the undersigned officer of the Company, effective as of May 23, 2000.



    /s/  James F. Sanders
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    James F. Sanders, Secretary